Exhibit 10.7

To: Board of Directors

DeepGreenX Group Inc. (“DXG”)

August 3, 2025

RE: Asset Authority Confirmation for Strategic Investment Purposes

Dear Members of the Board,

We are writing to formally re-confirm that Cardea Capital Advisors, a fully owned subsidiary of Fourcore, Inc. currently manages over $15.0 billion in assets under advisement and assets under management (AUA and AUM) on behalf of Yang Lan and her affiliated companies and trust structures Sun Seven Stars Trust (SSST) and Sun Seven Stars Investment Group (SSSIG).

Per our continuing mandate, Cardea has been granted dual authority to execute decisions with respect to the liquidation of any stakeholding or investment position under our purview, should it be necessary to generate liquidity for participation in current or future rounds of investment in DXG by any of Ms. Yang’s entities. This authority enables us to act swiftly and in coordination with the family office to meet capital requirements as they arise.

We remain committed to supporting the strategic objectives of DXG and stand ready to deploy resources accordingly. Should you require any further details or documentation, please do not hesitate to contact us directly.

Sincerely,

Jordan Waring

Chairman & CEO

Fourcore, Inc.

Cardea Capital Advisors (100% owned subsidiary Fourcore). Cardea Capital Advisors, LLC’s CRD Number is 307600.